AMENDMENT TO THE SHARE TRANSFER AGREEMENT

THIS AMENDMENT TO THE SHARE TRANSFER AGREEMENT (the “Amendment”) is entered into effective as of September 11, 2013 by and between Global Gateway Investments, Ltd., a British Virgin Islands company (the “Seller”) and Bison Capital Media Limited, a Cayman Islands company (the “Buyer”).  Each or the Seller and the Buyer may be referred to herein as a “Party” or together the “Parties.”

W I T N E S S E T H

WHEREAS, the Seller and the Buyer entered into that certain Share Transfer Agreement dated September 2nd, 2013 (the “Agreement”); and

WHEREAS, the parties wish to amend certain provisions in the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.	Definitions

Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them under the Agreement.

2.	Closing Date

The Parties agree that as of the date hereof, the definition of “Closing Date” in Section 1.2 of the Agreement shall be amended and restated in its entirety as follows:

“Closing Date” means the date of the Closing, on which the last of the conditions required to be satisfied or waived is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof at the Closing), or such other date as the parties shall agree, provided that the Closing Date shall in no event be later than twenty-four (24) Business Days in the aggregate from the signing of this Agreement unless otherwise agreed in writing by the Seller.

3.	General Provisions

3.1.	Entire Agreement

Except as set forth in this Amendment, all other terms and conditions of the Agreement shall remain unchanged. This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement. The Agreement and this Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

3.2.	Further Assurances; Interpretation

Each of the parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Amendment and the intentions of the parties as reflected hereby.

3.3.	Counterparts

This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

- Signature page to follow -

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Share Transfer Agreement to be executed as of the date first above written.

SELLER

Global Gateway Investments, Ltd.

By:	/s/ Xiaojun Shang

Name:	Xiaojun Shang

Title:	Director

BUYER

Bison Capital Media Limited

By:	/s/ Fengyun Jiang

Name:	Fengyun Jiang

Title:	Director